Contact: John R. Lund, CFO
Cysive, Inc.
703.259.2300

FOR IMMEDIATE RELEASE

Cysive Reports Second Quarter Results

Reston, Va. – July 24, 2002 – Cysive, Inc. (Nasdaq: CYSV), a provider of Interaction Server software technology, today announced its results for the second quarter ended June 30, 2002.

Revenue for the second quarter of 2002 totaled $1.3 million, compared to revenue of $1.4 million for the first quarter of 2002 and revenue of $5.1 million for the second quarter of 2001. Net loss for the second quarter of 2002 was ($5.5) million, or ($0.19) per share, compared to net loss of ($8.3) million, or ($0.28) per share, for the first quarter of 2002, and net loss of ($3.1) million, or ($0.10) per share, for the second quarter of 2001.

“The environment for enterprise software sales remains challenging,” said Nelson A. Carbonell, Jr., president and chief executive officer of Cysive. “We believe our Interaction Server product, Cysive Cymbio™, will position Cysive in an emerging technology sector.”

Revenue for the six months ended June 30, 2002 totaled $2.7 million, compared to revenue of $10.7 million for the six months ended June 30, 2001. Net loss for the six months ended June 30, 2002 was ($13.8) million, or ($0.47) per share, compared to net loss of ($9.8) million, or ($0.33) per share, for the six months ended June 30, 2001.

Cysive will hold a conference call to discuss this announcement at 10 a.m. Eastern time today. The call will be available via webcast at www.cysive.com. A replay of the call will be available via webcast beginning approximately two hours after the conclusion of the live call, through July 31, 2002.

About Cysive™
Cysive, Inc. is a provider of Interaction Server technology that allows enterprise customers to rapidly integrate and re-purpose existing application functionality to deliver new applications across web, wireless, voice and web services channels. Cysive Cymbio leverages existing IT assets to enable enterprises to better accommodate and manage rapidly changing business requirements and to further extend their reach to customers, partners and employees via any method. Since 1993 Cysive has built mission-critical business systems for Global 2000 firms, including Cisco Systems, AT&T, Chase, Equifax, First Union, Schneider National, and DaimlerChrysler, among many others. Cysive is headquartered in Reston, Va. with additional offices in Atlanta, Chicago, Dallas, Denver, Irvine and Mountain View, Calif., and New York. Cysive can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s annual report on Form 10-Q filed with the Securities and Exchange Commission on May 13, 2002, and its other filings under the 1934 Act as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

- Tables to Follow -

Cysive, Inc.
Statements of Operations

(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

	2002	2001	2002	2001

Revenues:
Services	$1,186	$5,145	$2,559	$10,675
Software license	96	—	97	—

Total revenues	1,282	5,145	2,656	10,675
Direct costs:
Services	1,046	3,353	2,325	9,217
Software license	38	—	68	—

Total direct costs	1,084	3,353	2,393	9,217

Gross profit	198	1,792	263	1,458
Operating expenses:
Sales and marketing	2,562	2,016	5,527	3,947
General and administrative	2,704	3,171	5,526	7,410
Research and development	883	1,053	1,658	1,666
Stock compensation	776	747	3,990	1,111
Restructuring	—	—	—	1,689

Total operating expenses	6,925	6,987	16,701	15,823

Operating loss	(6,727)	(5,195)	(16,438)	(14,365)
Investment income, net	1,197	2,130	2,650	4,527

Net loss	($5,530)	($3,065)	($13,788)	($9,838)

Basic and diluted net loss per share	($0.19)	($0.10)	($0.47)	($0.33)
Weighted average shares outstanding and common stock equivalents	29,507,065	29,624,116	29,435,650	29,498,359

Cysive, Inc.
Balance Sheets

(In thousands)

	June 30,	December 31,
	2002	2001

	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$3,341	$1,484
Investments	73,480	117,459
Accounts receivable, net	1,297	555
Prepaid expenses and current other assets	1,919	2,381
Income tax receivable	48	126

Total current assets	80,085	122,005

Furniture, fixtures and equipment, net	4,614	5,791
Investments	65,294	32,343
Other assets	979	995

Total assets	$150,972	$161,134

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$104	$303
Accrued liabilities	2,711	2,671
Deferred revenue	761	62
Accrued restructuring	439	1,035

Total current liabilities	4,015	4,071

Accrued restructuring, less current portion	674	829

Total liabilities	4,689	4,900

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock	—	—
Common stock	303	299
Treasury stock	(8)	(6)
Additional paid-in capital	205,206	205,195
Deferred stock compensation	(1,013)	(5,002)
Unrealized gain on investments	963	1,090
Accumulated deficit	(59,168)	(45,342)

Total stockholders’ equity	146,283	156,234

Total liabilities and stockholders’ equity	$150,972	$161,134